UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                             ELSINORE CORPORATION
- -----------------------------------------------------------------------------
                               (Name of Issuer)


                         COMMON STOCK, PAR VALUE $.001
- -----------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  290308 20 4
    -----------------------------------------------------------------------
                                (CUSIP Number)


Mojave Partners, L.P.                Morris Orens, Esq.
Attn:  Edward Herrick                Shereff, Friedman, Hoffman & Goodman, LLP
181 Maple Street                     919 Third Avenue
Stowe, Vermont 05672                 New York, New York 10022
(802) 253-7449                      (212) 758-9500
- -----------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                               January 31, 1995
    -----------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with the statement [ ].(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                         Page 1 of 7 Pages


CUSIP No. 290308 20 4                                                                                            Page 2 of 7 Pages
          -----------

1.       Name of Reporting Person                                      MOJAVE PARTNERS, L.P.

         S.S. or I.R.S. Identification No.
         of Above Person

- ----------------------------------------------------------------------------------------------------------------------------------


2.       Check the Appropriate Box if a                                (a)      [X]
         Member of a Group                                             (b)      [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


3.       SEC Use Only

- ----------------------------------------------------------------------------------------------------------------------------------


4.       Source of Funds                                               WC

- ----------------------------------------------------------------------------------------------------------------------------------


5.       Check if Disclosure of Legal
         Proceedings is Required Pursuant
         to Items 2(d) or 2(e)                                        [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


6.       Citizenship or Place of Organization                 Delaware

- ----------------------------------------------------------------------------------------------------------------------------------


                                    7.      Sole Voting                1,302,382
                                            Power

Number of Shares
Beneficially Owned                  8.      Shared Voting
by Reporting Person                         Power
With

                                    9.      Sole                       1,302,382
                                            Dispositive Power


                                    10.     Shared
                                            Dispositive Power

- ----------------------------------------------------------------------------------------------------------------------------------


11.      Aggregate Amount Beneficially
         Owned By Each Reporting Person                                1,302,382

- ----------------------------------------------------------------------------------------------------------------------------------


12.      Check if the Aggregate Amount
         in Row (11) Excludes Certain Shares                          [ ]
- ----------------------------------------------------------------------------------------------------------------------------------


13.      Percent of Class Represented by
         Amount in Row (11)                                             8.2%

- ----------------------------------------------------------------------------------------------------------------------------------

14.      Type of Reporting Person                                      PN


CUSIP No. 290308 20 4                                                                                            Page 3 of 7 Pages
          -----------

1.       Name of Reporting Person                                      WOODHAVEN INVESTORS, INC.

         S.S. or I.R.S. Identification No.
         of Above Person

- ----------------------------------------------------------------------------------------------------------------------------------


2.       Check the Appropriate Box if a                                (a)      [X]
         Member of a Group                                             (b)      [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


3.       SEC Use Only

- ----------------------------------------------------------------------------------------------------------------------------------


4.       Source of Funds                                               WC

- ----------------------------------------------------------------------------------------------------------------------------------

5.       Check if Disclosure of Legal
         Proceedings is Required Pursuant
         to Items 2(d) or 2(e)                                        [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


6.       Citizenship or Place of Organization                 Texas

- ----------------------------------------------------------------------------------------------------------------------------------


                                    7.      Sole Voting                1,302,382
                                            Power

Number of Shares
Beneficially Owned                  8.      Shared Voting
by Reporting Person                         Power
With

                                    9.      Sole                       1,302,382
                                            Dispositive Power


                                    10.     Shared
                                            Dispositive Power

- ----------------------------------------------------------------------------------------------------------------------------------


11.      Aggregate Amount Beneficially
         Owned By Each Reporting Person                                1,302,382

- ----------------------------------------------------------------------------------------------------------------------------------


12.      Check if the Aggregate Amount
         in Row (11) Excludes Certain Shares                          [ ]
- ----------------------------------------------------------------------------------------------------------------------------------


13.      Percent of Class Represented by
         Amount in Row (11)                                             8.2%

- ----------------------------------------------------------------------------------------------------------------------------------


14.      Type of Reporting Person                                      CO


CUSIP No. 290308 20 4                                                                                            Page 4 of 7 Pages
          -----------


1.       Name of Reporting Person                                      MICHAEL MONIER

         S.S. or I.R.S. Identification No.
         of Above Person

- ----------------------------------------------------------------------------------------------------------------------------------


2.       Check the Appropriate Box if a                                (a)      [X]
         Member of a Group                                             (b)      [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


3.       SEC Use Only

- ----------------------------------------------------------------------------------------------------------------------------------


4.       Source of Funds                                               WC

- ----------------------------------------------------------------------------------------------------------------------------------


5.       Check if Disclosure of Legal
         Proceedings is Required Pursuant
         to Items 2(d) or 2(e)                                        [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


6.       Citizenship or Place of Organization                 United States of America

- ----------------------------------------------------------------------------------------------------------------------------------


                                    7.      Sole Voting                1,302,382
                                            Power

Number of Shares
Beneficially Owned                  8.      Shared Voting
by Reporting Person                         Power
With

                                    9.      Sole                       1,302,382
                                            Dispositive Power


                                    10.     Shared
                                            Dispositive Power
- ----------------------------------------------------------------------------------------------------------------------------------


11.      Aggregate Amount Beneficially
         Owned By Each Reporting Person                                1,302,382
- ----------------------------------------------------------------------------------------------------------------------------------


12.      Check if the Aggregate Amount
         in Row (11) Excludes Certain Shares                          [ ]
- ----------------------------------------------------------------------------------------------------------------------------------


13.      Percent of Class Represented by
         Amount in Row (11)                                             8.2%

- ----------------------------------------------------------------------------------------------------------------------------------


14.      Type of Reporting Person                                      IN


CUSIP No. 290308 20 4                                                                                            Page 5 of 7 Pages
          -----------


1.       Name of Reporting Person                                      EDWARD D. HERRICK

         S.S. or I.R.S. Identification No.
         of Above Person
- ----------------------------------------------------------------------------------------------------------------------------------


2.       Check the Appropriate Box if a                                (a)      [X]
         Member of a Group                                             (b)      [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


3.       SEC Use Only

- ----------------------------------------------------------------------------------------------------------------------------------


4.       Source of Funds                                               WC

- ----------------------------------------------------------------------------------------------------------------------------------


5.       Check if Disclosure of Legal
         Proceedings is Required Pursuant
         to Items 2(d) or 2(e)                                        [ ]

- ----------------------------------------------------------------------------------------------------------------------------------


6.       Citizenship or Place of Organization                 United States of America

- ----------------------------------------------------------------------------------------------------------------------------------


                                    7.      Sole Voting                1,302,382
                                            Power

Number of Shares
Beneficially Owned                  8.      Shared Voting
by Reporting Person                         Power
With

                                    9.      Sole                       1,302,382
                                            Dispositive Power


                                    10.     Shared
                                            Dispositive Power

- ----------------------------------------------------------------------------------------------------------------------------------


11.      Aggregate Amount Beneficially
         Owned By Each Reporting Person                                1,302,382
- ----------------------------------------------------------------------------------------------------------------------------------


12.      Check if the Aggregate Amount
         in Row (11) Excludes Certain Shares                          [ ]
- ----------------------------------------------------------------------------------------------------------------------------------


13.      Percent of Class Represented by
         Amount in Row (11)                                             8.2%

- ----------------------------------------------------------------------------------------------------------------------------------


14.      Type of Reporting Person                                      IN

                                AMENDMENT NO. 1

                                      TO

                                 SCHEDULE 13D
                             ELSINORE CORPORATION


         This Statement on Schedule 13D dated January 6, 1995 (the "Schedule 13D") of Mojave Partners, L.P., Woodhaven Investors, Inc., Edward D. Herrick and Michael Monier (collectively, the "Reporting Persons"), relating to the common stock, par value $.001 per share (the "Common Stock") of Elsinore Corporation (the "Issuer") is hereby amended as follows:


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

           On January 31, 1995, pursuant to a public offering by Issuer, Mojave acquired an additional 200,000 shares of Common Stock for a price of $1.75 per share which was derived from the working capital of Woodhaven.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) Mojave is the beneficial owner of 1,302,382 shares of Common Stock representing 8.2% of the Issuer's issued and outstanding Common Stock. The 1,302,382 shares of Common Stock beneficially owned by Mojave include 122,382 shares of Common Stock which Mojave has the right to acquire upon the exercise of warrants. The exercise price of the warrants is $5.50 per share.

         The number of shares of Common Stock beneficially owned by the Reporting Persons and the percentage of the outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage holding has been calculated based upon an aggregate of 15,757,596 shares of Common Stock deemed to be outstanding, of which (i) 12,205,214 shares of Common Stock were issued and outstanding as of November 11, 1994, as reported by the Issuer in its Form 10-Q for the quarter ended September 30, 1994, (ii) 2,500,000 shares of Common Stock were issued by Issuer on or about January 31, 1995, (iii) 930,000 shares of Common Stock were issued to Mojave on December 29, 1994 and (iv) 122,382 shares of Common Stock which are issuable upon the exercise of warrants.


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




                                  SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 3, 1995


                                   Mojave Partners, L.P.
                                   By: Woodhaven Investors, Inc.,
                                       as General Partner



                                       By:       /s/ Edward D. Herrick
                                                 Edward D. Herrick
                                                 President

                                   Woodhaven Investors, Inc.



                                   /s/ Edward D. Herrick
                                   Edward D. Herrick
                                   President



                                   /s/ Edward D. Herrick
                                   Edward D. Herrick



                                   /s/ Michael Monier
                                   Michael Monier





                                                         7